EXHIBIT 99.1

For more information, contact:

John Griffith

Director of Investor Relations

(402) 514-5336

Commercial Federal Announces First Quarter Earnings Expectations

OMAHA, NE, April 7, 2004—Commercial Federal Corporation (NYSE: CFB) today announced it expects to report net income of approximately $0.40 to $0.44 per diluted share for the quarter ended March 31, 2004. This compares to $0.50 per diluted share for the same quarter last year. The Company’s earnings were negatively impacted by a decline in revenues from its mortgage banking business.

William A. Fitzgerald, chairman of the board and chief executive officer, stated, “Commercial Federal’s core commercial and retail banking operations continue to generate good results. However, the lower level of interest rates during the first quarter put pressure on the valuation and amortization of mortgage servicing rights and income from mortgage originations and related activities. We expect the negative impact from mortgage originations and servicing to subside with a return to stronger earnings in the second half of the year.”

In addition, the implementation of guidance provided by SEC Staff Accounting Bulletin No. 105 (Application of Accounting Principles to Loan Commitments) issued March 9, 2004, reduced earnings for the quarter by $0.06 per diluted share. Partially offsetting these impacts to first quarter results was a $0.13 per diluted share increase to earnings resulting from an amendment to a Bank Owned Life Insurance policy announced by the Company last month.

Commercial Federal Corporation will release first quarter 2004 earnings results on Tuesday, April 27, 2004. A conference call to review Q1 results will be held that morning at 9:00 a.m. CT. Forward-looking and other material information may be discussed on this conference call.

Investors are invited to participate by dialing 1-888-428-4478. For those unable to listen to the call live, a conference call replay will be available from approximately 12:30 p.m. CT on Tuesday, April 27, through midnight on April 29, 2004 by dialing 1-800-475-6701 and entering pass code 726838.

Commercial Federal Corporation is the parent company of Commercial Federal Bank, a $12.2 billion federal savings bank that currently operates branches located in Nebraska, Iowa, Colorado, Kansas, Oklahoma, Missouri and

Arizona. Commercial Federal operations include consumer and commercial banking services including mortgage origination and servicing, commercial and industrial lending, small business banking, construction lending, cash management, insurance and investment services and Internet banking. Commercial Federal’s Web site can be accessed at www.comfedbank.com.

Certain statements contained in this release are forward-looking in nature. These statements are subject to risks and uncertainties that could cause Commercial Federal’s actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to Commercial Federal include, but are not limited to, changes in general economic conditions, and price levels and conditions in the public securities markets generally.

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